Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Covenant Transport, LLC., a Tennessee limited liability company, d/b/a Covenant Transport Services and Covenant Logistics

Star Transportation, LLC, a Tennessee limited liability company, d/b/a Covenant Transport Services and Covenant Logistics

Covenant Transport Solutions, LLC, a Nevada limited liability company

Covenant Asset Management, LLC, a Nevada limited liability company

Covenant Logistics Holdings, Inc., a Tennessee corporation

CTG Leasing Company, a Nevada corporation

IQS Insurance Risk Retention Group, Inc., a Vermont corporation

Transport Management Services, LLC, a Tennessee limited liability company

Landair Holdings, Inc., a Tennessee corporation

Landair Transport, LLC, a Tennessee limited liability company

Landair Leasing, Inc., a Tennessee corporation

Landair Logistics, LLC, a Tennessee limited liability company

AAT Carriers, Inc., a Tennessee corporation

Josh Thompson Trucking, LLC, an Arkansas limited liability company

Lew Thompson & Son Dedicated Leasing, LLC, an Arkansas limited liability company

Lew Thompson & Son Leasing LLC, an Arkansas limited liability company

Lew Thompson & Son Trucking, LLC, an Arkansas limited liability company

Sims Transport Services LLC, a Georgia limited liability company

Transport Enterprise Leasing, LLC, a Georgia limited liability company (1)

(1)	On May 31, 2011, we acquired a 49% interest in TEL. We account for our investment in TEL using the equity method of accounting.